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                               GE LIFESTYLE FUNDS

                               PURCHASE AGREEMENT

         GE LifeStyle Funds, a business trust organized under the laws of The Commonwealth of Massachusetts (the "Trust"), and GE Investment Management Incorporated ("GEIM"), a corporation organized under the laws of the State of Delaware, agree as follows:

         1. Offer and Purchase.

         The Trust offers GEIM and GEIM agrees to purchase the number and amount of shares (the "Shares") shown on the Schedule attached to this Agreement, of GE Conservative Strategy Fund, GE Moderate Strategy Fund, GE Aggressive Strategy Fund, GE Conservative Allocation Fund, GE Moderate Allocation Fund, and GE Aggressive Allocation Fund, each a series of the Trust. GEIM acknowledges receipt from the Trust of the Shares and the Trust acknowledges receipt from GEIM of an aggregate of $100,000.00 in full payment for the Shares.

         2. Representation by GEIM.

         GEIM represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to resale or further distribution.

         3. Reduction of Redemption Proceeds.

         GEIM agrees that, if any of the Shares are redeemed before five years after the effective date of this Agreement by GEIM or by any other holder, the proceeds of the redemption will be reduced by the unamortized portion of the organization expenses in the same proportion as the number of Shares being redeemed bears to the number of initial shares of the Portfolios outstanding at the time of the redemption.

         4. Filing of Declaration of Trust.

         The Trust represents that a copy of its Declaration of Trust dated as of June 21, 1996, as amended from time to time (the "Declaration of Trust"), is on file with the Secretary of The Commonwealth of Massachusetts and with the Boston City Clerk.

         5. Limitation of Liability.

         The Trust and GEIM agree that the obligations of the Trust under this Agreement will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Declaration of Trust. The execution and delivery

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of this Agreement have been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Trust as provided in the Declaration of Trust. No series of the Trust will be liable for any claims against any other series.

         6. No Right of Assignment.

         GEIM's right under this Agreement to purchase the Shares is not assignable.

         7. Dates.

         This Agreement will become effective as of the date the Trust's Registration Statement on Form N-1A becomes effective.

         IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the 6th day of November, 1996.

                              GE LIFESTYLE FUNDS


                                    By: /s/ Michael J. Cosgrove
                                  Name:   Michael J. Cosgrove
                                 Title:   Chairman of the Board and President

ATTEST:


/s/ Matthew J. Simpson
         Secretary

                             GE INVESTMENT MANAGEMENT INCORPORATED


                                   By: /s/ Alan M. Lewis
                                 Name:   Alan M. Lewis
                                Title:  Executive Vice President



ATTEST:


/s/ Matthew J. Simpson
   Assistant Secretary





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                                    SCHEDULE




Name of Fund         Amount of Shares      Price per Share          Total
------------         ----------------      ---------------          -----

GE Conservative
Strategy Fund            1,666.67              $10.00         $    16,666.70

GE Moderate
Strategy Fund            1,666.67              $10.00         $    16,666.70

GE Aggressive
Strategy Fund            1,666.67              $10.00         $    16,666.70

GE Conservative
Allocation Fund          1,666.67              $10.00         $    16,666.70

GE Moderate
Allocation Fund          1,666.67              $10.00         $    16,666.70

GE Aggressive
Allocation Fund          1,666.67              $10.00         $    16,666.70
                                                              --------------
     Total                                                    $   100,000